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                                                                     EXHIBIT 5.1

                                November 19, 2002

Alberto-Culver Company
2525 Armitage Avenue
Melrose Park, Illinois 60160

Ladies and Gentlemen:

                       Registration Statement on Form S-8

     I have represented Alberto-Culver Company, a Delaware corporation (the "Company"), in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") relating to the registration of shares of Class B common stock, $.22 par value (the "Shares"), of the Company, which may be offered and sold from time to time pursuant to the Management Incentive Plan (the "Plan"). In this connection, I have examined originals or copies certified or otherwise identified to my satisfaction of such documents, corporate and other records, certificates and other papers as I deemed it necessary to examine for the purpose of this opinion.

     Based on such examination, it is my opinion that the Shares covered by the Registration Statement will, when issued in accordance with the Plan, constitute legally issued, fully paid and non-assessable Shares of the Company.

     I consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                                     Very truly yours,
                                                     Alberto-Culver Company

                                                     /s/Gary P. Schmidt

                                                     Gary P. Schmidt, Esq.

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